                                                                 Exhibit 10.4

                            ASSET PURCHASE AGREEMENT


                                      among


                          PHONETEL TECHNOLOGIES, INC.,



                                 TEXAS COINPHONE

                                       and

                     ALL OF THE PARTNERS OF TEXAS COINPHONE

                                   dated as of

                                January 13, 1997

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page

                                   ARTICLE I

                       PURCHASE AND SALE OF THE ASSETS; THE CLOSING.............................................  2

                  1.1  Purchase and Sale........................................................................  2
                  1.2  Consideration............................................................................  4
                  1.3  Closing Payment..........................................................................  4
                  1.4  Consideration Adjustments................................................................  5
                  1.5  Adjustment Schedule......................................................................  6
                  1.6  Escrow...................................................................................  9
                  1.7  The Closing..............................................................................  9
                  1.8  Deliveries by the Seller and Partners.................................................... 10
                  1.9  Deliveries by the Buyer.................................................................. 11
                  1.10  Allocation of the Consideration......................................................... 12

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF EACH PARTNER........................................... 12

                  2.1  Authorization; Binding Obligation........................................................ 13
                  2.2  Consents and Approvals; No Violation..................................................... 13
                  2.3  Fees To Brokers or Other Parties. ....................................................... 14

                                   ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF THE SELLER
                                                 AND THE PARTNERS............................................... 14

                  3.1  Organization and Standing. .............................................................. 15
                  3.2  Organizational Documents and Records..................................................... 15
                  3.3  Authorization; Binding Obligation........................................................ 15
                  3.4  Consents and Approvals; No Violation..................................................... 17
                  3.5  Financial Statements. ................................................................... 18
                  3.6  Absence of Undisclosed Liabilities....................................................... 19
                  3.7  Accounts Receivable...................................................................... 19
                  3.8  Equipment................................................................................ 20
                  3.9  Absence of Certain Changes or Events..................................................... 20
                  3.10  Properties and Assets................................................................... 22
                  3.11  Contracts............................................................................... 23
                  3.12  Compliance with Laws and Permits........................................................ 24
                  3.13  Litigation and Arbitration.............................................................. 25
                  3.14  Employee Matters........................................................................ 26
                  3.15  Labor Relations......................................................................... 26
                  3.16  Taxes................................................................................... 27
                  3.17  Intellectual Property................................................................... 28
                  3.18  Environmental Matters................................................................... 28
                  3.19  Insurance............................................................................... 29
                  3.20  Bank Accounts........................................................................... 30

                                                                                                               PAGE
                                                                                                               ----

                  3.21  Customers and Suppliers................................................................. 30
                  3.22  Affiliate Transactions.................................................................. 31
                  3.23  Disclosure.............................................................................. 31
                  3.24  Prior Acquisitions...................................................................... 32
                  3.26  The Seller Phones....................................................................... 32
                  3.27  Average Net Income...................................................................... 32
                  3.28  Location Contracts...................................................................... 33
                  3.29  Average Term............................................................................ 33
                  3.30  Capitalization.......................................................................... 33

                                   ARTICLE IV

                                    REPRESENTATIONS AND WARRANTIES OF THE BUYER................................. 34

                  4.1   Organization and Standing............................................................... 34
                  4.2   Authorization; Binding Obligation....................................................... 34
                  4.3   Consents and Approvals; No Violation. .................................................. 35
                  4.4   Knowledge of Buyer...................................................................... 36

                                    ARTICLE V

                                               ADDITIONAL COVENANTS............................................. 37

                  5.1   Transfer and Other Taxes; Preparation and Filing
                        of Tax Returns; Payment of Taxes........................................................ 37
                  5.2   Further Assurances; Cooperation......................................................... 37
                  5.3   Notification of Certain Matters......................................................... 38
                  5.4   Confidentiality and Exclusivity......................................................... 38
                  5.5   Publicity............................................................................... 39
                  5.6   Expenses................................................................................ 40
                  5.7   Due Diligence........................................................................... 40
                  5.8   Interim Conduct of Business............................................................. 41
                  5.9   Forwarding of Payments Received......................................................... 43
                  5.10  Permits................................................................................. 43
                  5.11  Employees............................................................................... 43
                  5.12  Consents; Waivers; Assignments. ........................................................ 44
                  5.13  Non-Competition......................................................................... 44
                  5.14  Non-Solicitation........................................................................ 45

                                ARTICLE VI

                                                 CONDITIONS..................................................... 45
                  6.1   Conditions Precedent to Obligations of the Buyer........................................ 45
                  6.2   Conditions Precedent to Obligations of the Seller
                        and the Partners........................................................................ 47

                                   ARTICLE VII

                         SURVIVAL OF REPRESENTATIONS AND
                                            WARRANTIES; INDEMNIFICATION......................................... 48

                                                                                                               PAGE
                                                                                                               ----


                  7.1      Survival of Representations and Warranties........................................... 48
                  7.2      Statements as Representations........................................................ 49
                  7.3      Indemnification by the Seller and the Partners....................................... 49
                  7.4      Indemnification by the Buyer. ....................................................... 51
                  7.5      Indemnification Procedures........................................................... 51

                                  ARTICLE VIII

                                                   MISCELLANEOUS................................................ 55

                  8.1      Parties in Interest; No Third Party
                           Beneficiaries........................................................................ 55
                  8.2      Exhibits and Disclosure Schedule..................................................... 55
                  8.3      Entire Agreement. ................................................................... 55
                  8.4      Waiver of Compliance................................................................. 56
                  8.5      Validity............................................................................. 56
                  8.6      Counterparts......................................................................... 56
                  8.7      Headings............................................................................. 57
                  8.8      GOVERNING LAW........................................................................ 57
                  8.9      Notices.............................................................................. 57
                  8.10     Termination or Abandonment........................................................... 59
                  8.11     Effect of Termination................................................................ 60

                                   ARTICLE IX

                                                    DEFINITIONS................................................. 60

                  9.1      Definitions.......................................................................... 60


EXHIBIT A -                Bill of Sale
EXHIBIT B -                Assumed Liabilities
EXHIBIT C -                Escrow Agreement
EXHIBIT D -                The Partners
EXHIBIT E -                Financial Statements
EXHIBIT F -                Permits Required
EXHIBIT G -                Consents Required
EXHIBIT H -                Certificate of Non-Foreign Status

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                            ASSET PURCHASE AGREEMENT
                            ------------------------

                  ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of January 13, 1997, among PhoneTel Technologies, Inc. (the "Buyer"), an Ohio corporation, Texas Coinphone (the "Seller"), a Texas general partnership, and Pete W. Catalena and Dennis H. Goehring, all of the Partners of the Seller (each, a "Partner" together, the "Partners").

                  WHEREAS, the Seller is engaged in the business of owning and operating microprocessor-based pay telephones (the "Business"); and

                  WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, all of the assets and property owned by the Seller and related to the Business and 5% of the capital stock (the "Shares") of International Communication Solutions, Inc. (collectively, the "Assets"), upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                  PURCHASE AND SALE OF THE ASSETS; THE CLOSING

                  1.1  Purchase and Sale
                       -----------------

                           (a)  Upon the terms and subject to the
conditions hereof, and in reliance upon the representations, warranties and agreements contained herein, at the Closing (as defined in Section 1.7 hereof) the Seller will sell, assign, transfer and deliver to the Buyer, and the Buyer will accept and purchase from the Seller, free and clear of all Encumbrances, the Assets. The Assets shall not include the name "Texas Coinphone", provided that (i) the Seller and the Partners shall not use the name "Texas Coinphone" (or any confusingly similar name) in connection with any pay telephone business and (ii) the Buyer shall be entitled to use the name "Texas Coinphone" for a reasonable transition period.

                           (b) INSTRUMENTS OF CONVEYANCE. To effectuate the
sale, assignment, transfer and conveyance contemplated by this Article I, the Seller will execute and deliver to the Buyer at the Closing (i) all bills of sale (including a bill of sale in the form of Exhibit A hereto), deeds, documents or instruments of sale, assignment, transfer or conveyance (collectively, the


                                        2

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"Bills of Sale"), as the Buyer shall reasonably deem necessary or appropriate to vest in the Buyer good, valid and marketable title to all of the Assets, (ii) a valid assignment of all of the Seller's right, title and interest in all of the Assets which are contracts, leases or licenses and (iii) one or more stock certificates for the Shares, in each case free and clear of any Encumbrances, including assistance in the transfer of any required consents and Permits from municipalities.

                           (c)  LIABILITIES ASSUMED OR NOT ASSUMED BY
THE BUYER. In connection with the purchase of Assets, this Agreement or otherwise, the Buyer shall not assume or in any manner be or become responsible for any Liabilities of the Seller or its affiliates except those Liabilities set forth on Exhibit B hereto (the "Assumed Liabilities"). Without limiting the foregoing, the Buyer shall not be liable for any and all liabilities and obligations, direct and indirect, fixed or contingent, for (i) Taxes payable with respect to the sale of the Assets by the Seller to the Buyer, (ii) Taxes attributable to or incurred in connection with the Assets prior to or on the Closing Date, (iii) Taxes of the Seller or the Partners for any Taxable Period, or (iv) any claims


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or legal actions against the Seller relating to matters prior to Closing.

                  1.2  Consideration
                       -------------

                           (a) Upon the terms and subject to the conditions
hereof, in reliance upon the representations, warranties, covenants and agreements of the Seller and the Partners contained herein, the Buyer will deliver to the Seller an amount equal to the product of $3,050 and the number of the Seller Phones as of the Closing Date, minus $550 for each of the Seller Phones acquired from Amtel Communications, Inc. or its affiliates, subject to adjustment pursuant to Section 1.4 hereof (the "Consideration").

                           (b) The foregoing payment shall constitute the full
purchase price for the Assets. Any portion of the Escrow Amount (as defined herein) paid to the Buyer shall be deemed a reduction in the purchase price required to be paid by the Buyer for the Assets.

                  1.3  Closing Payment.
                       ---------------

                           (a) Not later than three business days prior to the
Closing, the Seller shall deliver to the Buyer a good faith estimate of the adjustments to the Consideration required by Section 1.4 hereof, as of the


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



Closing Date, including all the detail required by Section 1.4 hereof.

                           (b)  At the Closing, the Buyer shall pay
to the Seller by wire transfer or certified check an amount equal to the Consideration which would be payable if adjusted pursuant to Section 1.4 (using the good faith estimate delivered pursuant to paragraph (a) above); provided that such amount shall be reduced by the Escrow Amount.

                  1.4  Consideration Adjustments.
                       -------------------------

                           (a) THE SELLER PHONES. The Consideration shall be
adjusted to reflect the actual number of Seller Phones as of the Closing Date. In addition, the Consideration shall be further adjusted by the following calculations:

                           (b) RECEIVABLES AND PAYABLES. The Consideration shall
be increased by the excess of (A) all receivables as of the Closing Date actually collected by the Buyer, including receivables for dial around compensation, over (B) the amount of all site commissions and other accounts payable accrued or payable in respect of all periods ending prior to the Closing Date. In the event the amount specified in clause (B) above exceeds


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the amount in clause (A) above, the Consideration shall be decreased by the amount of such excess.

                           (c) AVERAGE TERM. If at the Closing Date the Average
Term is less than 34 months, then the Consideration (as adjusted pursuant to Sections 1.4(a) and (b)) shall be further adjusted by multiplying it by a fraction, the numerator of which is the Average Term and the denominator of which is 34.

                           (d) AVERAGE INCOME. If the Average Income is less
than $90 per phone then the Consideration shall be reduced by multiplying (A) the amount calculated pursuant to Section 1.2(a) (as adjusted by Section 1.4(a), (b) and (c) by (B) a fraction, the numerator of which will be the Average Income and the denominator of which will be 90.

                           (e) LIABILITIES. The Consideration shall be decreased
by the amount of any Liabilities of the Seller assumed by the Buyer as of the Closing.

                  1.5  Adjustment Schedule.
                       -------------------

                           (a) As soon as practicable after the Closing Date
(but in any event not more than 90 days after the Closing Date), the Buyer shall cause to be prepared and delivered to the Seller and the Escrow Agent


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a schedule (the "Adjustment Schedule") which shows, as of the Closing Date, the calculation of the Consideration as provided in Section 1.2(a) and as adjusted pursuant to Section 1.4.

                           (b) Upon receipt of the Adjustment Schedule, the
Seller shall have the right during the succeeding 10-day period to examine the Adjustment Schedule and all records used to prepare such Adjustment Schedule. The Seller shall notify the Buyer in writing, on or before the last day of the 10-day period, of any good faith objections to the Adjustment Schedule, setting forth a reasonably specific description of such objections and the dollar amount of each objection.

                           (c) If the Seller in good faith objects to the
Adjustment Schedule, the Seller and the Buyer shall attempt to resolve any such objections within 10 days of Buyer's receipt of such objections. If the Buyer and the Seller are unable to resolve the matter within such 10-day period, they shall jointly appoint a mutually acceptable firm of independent certified public accountants (or, if they cannot agree on a mutually acceptable firm, they shall cause their respective accounting firms to select such firm) within five days after the end of such 10-day period. The fees of such


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independent certified public accountants shall be divided equally between the
Buyer and the Seller. Such firm's resolution of the dispute shall be conclusive and binding upon the Seller and the Buyer.

                           (d) The Adjustment Schedule shall be deemed complete
upon the earlier of (i) the eleventh (11th) day after the Buyer's delivery of the Adjustment Schedule to the Seller, unless prior to such day the Seller shall have notified the Buyer of an objection in accordance with Section 1.5(b), and
(ii) the resolution of all objections, pursuant to Section 1.5(c). Within two business days following completion of the Adjustment Schedule as aforesaid, either

                                    (A) The Buyer shall pay the Seller the
         amount, if any, by which the Consideration (as adjusted) exceeds the amount paid pursuant to Section 1.3(b); or

                                    (B) The Seller (or the Partners, Pro Rata)
         shall pay to the Buyer the amount, if any, by which the amount paid pursuant to Section 1.3(b) exceeds the Consideration (as adjusted).

All payments pursuant to this Section 1.5(d) shall be made by wire transfer or certified check.


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



                  1.6  Escrow.
                       ------

                           (a)  Simultaneously herewith, the Buyer,
the Seller, the Partners and West, Webb, Allbritton & Gentry, P.C., as escrow agent (the "Escrow Agent") are entering into an Escrow Agreement in the form attached hereto as Exhibit C, and the Buyer is depositing $150,000 (as may be increased by paragraph (b) below, the "Escrow Amount") with the Escrow Agent, to be held and disposed of by the Escrow Agent pursuant to the Escrow Agreement. In the event the Closing does not occur due to a material breach of this Agreement by the Buyer, the Seller shall be entitled to receive the entire Escrow Amount, as liquidated damages, and the Seller and the Partners shall have no other rights or remedies in respect of this Agreement.

                           (b) At the Closing, the Buyer shall deposit an
additional $180,000 with the Escrow Agent, which shall become part of the Escrow Amount.

                           (c) Delivery of funds by the Escrow Agent to the
applicable parties shall be pursuant to the terms of the Escrow Agreement.

                  1.7 THE CLOSING. Upon the terms and subject to the conditions contained in this Agreement, the Closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New


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



York, New York (or such other place as the Buyer and the Seller may agree), simultaneously with the execution of the other agreements, documents, instruments and writings to be executed and delivered pursuant hereto or in connection herewith (collectively, the "Other Documents"), on a date mutually agreeable to all parties, but no later than January 15, 1997 (the "Closing Date"); PROVIDED, that at the written request of the Buyer, the Seller shall extend the latest date of Closing until February 15, 1997, during which time no penalties shall attach to the Buyer and during which time all provisions of this Agreement shall remain in full force and effect. At the Closing, the actions described in Sections 1.6(b), 1.8 and 1.9 hereof shall be taken. All such actions shall be deemed to have occurred simultaneously.

                  1.8 DELIVERIES BY THE SELLER AND PARTNERS. At the Closing, the Seller and the Partners shall deliver to the Buyer (unless previously delivered) the following:

                           (a) the Bill of Sale;

                           (b) a receipt for the payment provided for by Section
1.3(b) hereof;

                           (c) all consents, assignments or waivers required to
be obtained in connection with the Contracts, in order for the Buyer to assume the operations and conduct the business of the Seller without breaching the provisions of any Contract, as required by Section 5.14 hereof;

                           (d) a certificate from the Partners certifying that
all representations and warranties contained in Articles II and III are true and correct in all material respects as of the Closing Date;

                           (e) a Certificate of Non-Foreign Status for the
partnership in the form attached hereto as Exhibit H; notwithstanding anything to the contrary set forth herein, if Seller fails to provide Buyer with such Certificate, Buyer shall be entitled to withhold the requisite amounts from the Consideration in accordance with Section 1445 of the Code; and

                           (f) one or more certificates representing the Shares
issued in the name of the Buyer.

                  1.9 DELIVERIES BY THE BUYER. At the Closing, the Buyer shall deliver to the Seller (unless previously delivered) the following:

                           (a) the payment provided for in Section 1.3(b)
hereof;

                           (b) to the Escrow Agent, the payment provided for in
Section 1.6(b) hereof;

                           (c) certified resolutions of the Board of Directors
of the Buyer approving this Agreement and the transactions contemplated hereby; and

                           (d) a certificate from an officer of the Buyer
certifying that all representations and warranties contained in Article IV are true and correct in all material respects as of the Closing Date.

                  1.10 ALLOCATION OF THE CONSIDERATION. As soon as practicable, Buyer and Seller shall agree upon the allocation of the Consideration among each class of assets (as determined under and in accordance with the requirements of Section 1060 of the Code). Each of Buyer and Seller shall report for federal and state income and all other Tax purposes (including, without limitation, for purposes of Section 1060 of the Code) the purchase of the Assets in a manner consistent with such agreement and in a manner consistent with all applicable rules and regulations. Each of Buyer and Seller shall timely file a Form 8594 in accordance with the requirements of Section 1060 of the Code and this Section 1.10.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF EACH PARTNER

                  Each Partner severally represents and warrants to the Buyer as follows:

                  2.1 AUTHORIZATION; BINDING OBLIGATION. This Agreement has been, and each of the Other Documents to which he is required to be a party will be, duly and validly executed and delivered by such Partner and, assuming due authorization, execution and delivery by the other party, constitutes or, in the case of the Other Documents, will constitute a legal, valid and binding obligation of such Partner, enforceable against such Partner in accordance with its terms. Such Partner has the legal capacity and all requisite power and authority to execute and deliver this Agreement and the Other Documents to which he is (or is required to be) a party and to consummate the transactions contemplated hereby and thereby and to perform such Partner's obligations hereunder and thereunder. No power of attorney has been granted by such Partner with respect to any matter relating to the Seller or the Seller's business.

                  2.2 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth on Schedule 2.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Other Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will (a) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, or any other action by, any Governmental Authority by the

Partners, (b) violate any Law of any Governmental Authority applicable to the Partners, or by which any of their business, properties or assets may be bound or affected or (c) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, Contract, Permit, Order, or other instrument or obligation to which either Partner is a party or by which any of his business, properties or assets may be bound or affected.

                  2.3 FEES TO BROKERS OR OTHER PARTIES. Neither Partner has or will have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee to any party, in connection with this Agreement or the Other Documents, or the transactions contemplated hereby or thereby.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                                AND THE PARTNERS

                  The Seller and the Partners jointly and severally represent and warrant to the Buyer as follows:

                  3.1 ORGANIZATION AND STANDING. The Seller is a general partnership duly organized and validly existing under the laws of the State of Texas. The Seller has all requisite partnership power and authority to own, lease and operate the properties and assets it now owns, operates and leases and to carry on its businesses and operations as currently and heretofore conducted. The Seller conducts business only in the State of Texas.

                  3.2 ORGANIZATIONAL DOCUMENTS AND RECORDS. (a) The Partners have heretofore delivered to the Buyer complete and correct copies, with all amendments thereto, of the Seller's partnership agreement or similar organizational documents, as currently in effect. The books and ledgers of the Seller have been made available to the Buyer for its inspection, and such books and ledgers are complete and correct in all respects.

                      (b) The Partners have made available to the Buyer all accounting and financial books and records (the "Accounting Books and Records") which relate to the business of the Seller. Such books and records have been maintained on a basis consistent with past practice and GAAP, and fairly reflect the basis for the Seller's financial condition and results of operations as set forth in the Financial Statements.

                  3.3 Authorization; Binding Obligation.
                      ---------------------------------

(a) The Seller has the requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement and each of the Other Documents and to consummate the transactions contemplated hereby and thereby. All partnership proceedings on the part of the Seller which are necessary to execute, deliver and perform this Agreement and each of the Other Documents and to consummate the transactions contemplated hereby and thereby have been duly authorized and taken. This Agreement has been, and at or prior to the Closing the Other Documents required to be executed by the Seller will be duly and validly executed by the Seller, and, assuming due authorization, execution and delivery by the Buyer, constitute (or will constitute) valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights generally or by the availability of equitable remedies generally. No power of attorney has been granted and is currently in force by the Seller with respect to any matter relating to the Seller or its business, operations or assets.

                           (b) The Partners are the only Persons having any
interest in the ownership of the Seller. Attached as Exhibit D hereto is a list of all interests of the Seller held by the Partners.

                  3.4 CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth on Schedule 2.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Other Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will (a) conflict with any provision of the partnership agreement or similar organizational documents of the Seller, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, or any other action by, any Governmental Authority by the Seller, (c) violate any Law of any Governmental Authority applicable to the Seller, or by which any of its business, properties or assets may be bound or affected or (d) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Encumbrance, Contract, Permit, Order, or other instrument or obligation to which the Seller is a party or by which any of its business, properties or assets may be bound or affected except where such violation, breach, conflict or default will be cured at or prior to the Closing or would not have a material adverse effect on the ability of the Seller to satisfy its obligations in this Agreement.

                  3.5 FINANCIAL STATEMENTS. The Partners have furnished to the Buyer the unaudited financial statements for the Seller as of, and for the years ended, December 31 in each of the years 1994 and 1995, and as of September 30, 1996 and for the nine months then ended, (together with the notes thereto) (the "Financial Statements"). The Financial Statements are attached hereto as Exhibit
E. The Financial Statements have been prepared from and in accordance with the books and records of the Seller in accordance with GAAP (subject, in the case of interim financial statements, to normal year-end adjustments and any other adjustments described therein), consistently applied and maintained throughout the periods indicated. The Financial Statements fairly present, in all material respects, (a) the assets, liabilities and financial condition of the Seller, as at the dates thereof, and (b) the results of operations and cash flows of the Seller for the periods then ended. The statements of income and retained earnings and cash flows included in the Financial Statements do not and will not contain any material items of special or nonrecurring income not earned in the ordinary course of business and consistent with applicable industry standards and practice.

                  3.6 ABSENCE OF UNDISCLOSED LIABILITIES. The Seller does not have any material liabilities or obligations arising from or relating to its business and operations of any nature (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) which were not reflected or reserved against in the Financial Statements, except for liabilities or obligations incurred since September 30, 1996 in the ordinary course of business and consistent with past practice.

                  3.7 ACCOUNTS RECEIVABLE. Schedule 3.7 of the Disclosure Schedule sets forth a true, complete and accurate list of all Accounts Receivable generated in connection with the Seller Phones as of September 30, 1996. All Accounts Receivable reflected in the Financial Statements and all Accounts Receivable acquired or generated since September 30, 1996 by the Seller
(a) arose from bona fide transactions in the ordinary course of business consistent with past practice, (b) to the knowledge of the Seller and the Partners are valid and genuine, (c) to the knowledge of the Seller and the Partners are not subject to any counterclaim or setoff and (d) are not subject to any Encumbrance. Except as set forth on Schedule 3.7, (i) no Account Receivable has been outstanding for more than 90 days, (ii) no operator service provider has refused or threatened to refuse to pay its obligations for any reason and (iii) no Account Receivable debtor is insolvent or is the subject of a bankruptcy petition.

                  3.8 EQUIPMENT. (a) At the Closing, all Equipment will be transferred by the Seller to the Buyer free and clear of any Encumbrance. All Equipment which is reflected in the Financial Statements is valued at the lower of cost (on a first-in, first-out basis) or market in accordance with GAAP consistently applied and maintained throughout the periods. All Equipment disposed of by the Seller since September 30, 1996 has been disposed of only (i) in the ordinary course of the Seller's business and (ii) at prices and under terms that are consistent with past practice.

                           (b) All purchase money security agreements relating
to any item of Equipment have been or will be released prior to the Closing, or consents, assignments or waivers acceptable to the Buyer will be obtained and delivered to the Buyer.

                           (c) All Equipment is usable, in good working
condition, free of any material defects and suitable for the purposes of its intended and current operational use.

                  3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 3.9 of the Disclosure Schedule, since September 30, 1996:

                           (a) the Seller has operated its business in the
ordinary course consistent with past practice;

                           (b) there has not been any material adverse change in
the business, results of operations, assets, liabilities, financial condition or prospects of the Seller;

                           (c) the Seller has not entered into any agreements
binding the Seller, incurred any losses, undertaken any obligations, waived any rights, made any financial commitments, sold, transferred or otherwise encumbered any assets, nor taken any other action which may adversely affect the position of the Buyer in the Business of the Seller, taken as a whole, as heretofore operated;

                           (d) the Seller has not transferred, disposed of,
abandoned or permitted to lapse or otherwise failed to preserve any Permit or other form of authorization issued by a Governmental Authority;

                           (e) the Seller has not made any change in any
accounting methods, principles or practices (including, without limitation, changes in depreciation or amortization policies or rates or relating to the establishment of accrual of reserves) or any material election with respect to Taxes;

                           (f) the Seller has not terminated or amended,
breached, or failed to perform in all material respects all obligations under any Contract and no other party thereto has terminated or amended, breached, or failed to perform in all material respects all of its obligations under any Contract;

                           (g)  the Seller has not experienced any
actual or, to the knowledge of the Seller and the Partners, threatened employee disputes, work stoppages or slow-downs or had any material change in its relationship with its employees, salesmen, distributors, or independent contractors;

                           (h) the Seller has not failed to replenish its
Inventory and supplies in a normal and customary manner consistent with past practice; and

                           (i) the Seller has not agreed, whether in writing or
otherwise, to take any action described in this Section 3.9.

                  3.10 PROPERTIES AND ASSETS. At the Closing, the Seller will transfer to the Buyer good, valid and marketable title to all Equipment and other assets (whether personal or mixed, tangible or intangible (and whether or not fully depreciated or expensed)) used in its Business and operations, free of any Encumbrance or arrangement for use by any third party. Such Equipment and assets constitute all equipment and assets necessary for the operation of the Business.

                  3.11 CONTRACTS. Schedule 3.11 of the Disclosure Schedule sets forth a complete and correct list of all Material Contracts as of the Closing. Complete and correct copies of all written Contracts including any and all amendments and other modifications thereto have been delivered to or have been made available for inspection by the Buyer. All written Contracts and all oral Material Contracts (a) are valid and binding obligations of the Seller and the other parties thereto, (b) are in full force and effect and are enforceable as to the Seller and the other parties thereto, in accordance with their respective terms and (c) have not been amended or terminated except in the ordinary course of business consistent with past practice. The Seller is not in default under nor has it breached in any respect any Contract. The aggregate obligations of the Seller with respect to oral Contracts which do not constitute Material Contracts do not exceed $10,000. No other party to any Contract has (i) to the knowledge of the Seller and the Partners breached such Contract or is in default thereunder, (ii) given notice that it intends to terminate such Contract or
(iii) to the knowledge of the Seller and the Partners altered, in any way adverse to the Seller, its performance under such Contract. No event or condition has occurred (or is alleged by any other party to a Contract to have occurred) which, with or without due notice or lapse of time or both, would constitute a breach or event of default on the part of the Seller, would provide a basis for a valid claim or acceleration under any Contract as against the Seller or would prevent the Seller from exercising and obtaining the full benefits of any rights or options contained therein.

                  3.12     Compliance with Laws and Permits.
                           --------------------------------

                           (a) Except as set forth on Schedule 3.12(a) of the
Disclosure Schedule, the business and operations of the Seller have been conducted and are now being conducted in all material respects in compliance with all Laws and Orders of all Governmental Authorities having jurisdiction over the Seller and all Permits relating to any of its properties or applicable to its business.

                           (b) Except as and to the extent set forth on Schedule
3.12(b) of the Disclosure Schedule, the Seller possesses all Permits necessary to own and operate its property and assets and to conduct its business as it is currently conducted. Such Permits are valid and subsisting in full force and effect, and the Seller has materially fulfilled its obligations under each of the Permits, and to the knowledge of the Seller and the Partners no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a default or violation under any such Permit or would permit revocation or termination of such Permit. No proceeding which might involve the revocation or termination of any such Permit is pending or, to the knowledge of the Seller or the Partners, threatened.

                           (c) The Seller has made or will, prior to the Closing
make, all filings and received or will, prior to the Closing, receive all approvals in connection with the Permits which are necessary for the Buyer to own and operate the property and assets of the Seller and to conduct the Seller's business as it has currently and has heretofore been conducted.

                  3.13 LITIGATION AND ARBITRATION. (a) No claim, action, cause of action, suit, proceeding, inquiry, investigation or Order has been initiated, brought or commenced, or been pending or threatened, against the Seller or affecting its business, operations or assets (including actions by or before any administrative body, arbitration or mediation panel or Governmental Authority), except as set forth on Schedule 3.13(a) of the Disclosure Schedule. No Order of any Governmental Authority, arbitrator or mediator is outstanding against the Seller, its business, operations or assets. Neither the Seller, nor any of the Partners, has knowledge of any fact or circumstance which could reasonably be expected to result in any other claim, action, cause of action, suit, proceeding, inquiry, investigation or Order against the Seller or affecting its business, operations or assets.

                           (b) No claim, action, suit, proceeding, inquiry or
investigation has been instituted which threatens to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement or the Other Documents.

                  3.14 EMPLOYEE MATTERS. The Seller has no employee plans or agreements in effect except for a 401(k) plan, a group health plan and a group life insurance plan, none of which will be transferred to the Buyer. The Seller has taken no actions which might reasonably be expected to result in any violations of ERISA. The consummation of the transactions contemplated by this Agreement will not entitle any current or former employee or officer of the Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided herein. There are no pending, threatened or anticipated claims by or on behalf of any employee of the Seller.

                  3.15 LABOR RELATIONS. There are no labor issues affecting the Seller. The Seller has at all times been in compliance with all applicable Laws in respect of employment and employment practices.

                  3.16 TAXES. Except as set forth on Schedule 3.16 of the Disclosure Schedule:

                           (a) The Seller has (i) duly and timely filed with the
appropriate Governmental Authorities all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects, and (ii) has timely paid all Taxes due or claimed to be due from it by any taxing authority.

                           (b) The Seller has complied in all respects with all
applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and has, within the time and within the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable Laws.

                           (c) There are no Encumbrances for Taxes upon the
Seller's assets except for statutory liens for current Taxes not yet due.

                           (d) The Seller has not requested any extension of
time within which to file any Tax Return in respect of any fiscal year which has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns have been given by the Seller.

                           (e) No federal, state, local or foreign audits or
other administrative proceedings or court proceedings exist or have been initiated or are presently pending with regard to any Taxes or Tax Returns of the Seller.

                  3.17 INTELLECTUAL PROPERTY. The Seller owns or has the right to use all Intellectual Property used in or necessary to conduct its business as currently conducted, in each case without the payment of any royalties. The activities and products of the Seller do not infringe upon the Intellectual Property rights of any other Person. To the knowledge of the Seller and the Partners, there are no infringements by third parties of any Intellectual Property owned by the Seller.

                  3.18 ENVIRONMENTAL MATTERS. The Seller is and has been in compliance with, and there are no outstanding allegations for which the Seller or any Partner has been provided notice by any Person that the Seller is not or has not been in compliance with, all applicable Laws relating to pollution, the preservation of the environment and the discharge or release of any hazardous waste, hazardous substance, pollutant or contaminant including, without limitation, gasoline, diesel fuel and other petroleum hydrocarbons into the environment or workplace ("Environmental Laws"). The Seller does not require any environmental permits to conduct its business and operations. The Seller has not indemnified or agreed to indemnify any other Person for any liability under, or violation of, Environmental Laws.

                  3.19 INSURANCE. Schedule 3.19(a) of the Disclosure Schedule sets forth a complete and correct list of all primary, excess and umbrella policies, bonds and other forms of insurance, and renewals thereof, owned or held by or on behalf of or providing insurance coverage to or for the benefit of the Seller (copies of which have previously been provided to the Buyer), with the amount of coverage, cost and expiration date set forth next to each policy thus listed. All of such insurance policies are in full force and effect, all premiums currently payable or previously due have been paid, no notice of cancellation or termination has been received with respect to any such policy and no assignment of proceeds or Encumbrance exists with respect to the proceeds of any such policy. Except as and to the extent set forth on Schedule 3.19(b) of the Disclosure Schedule, there are no pending claims against such policies. All such policies will remain in full force and effect upon execution and delivery of this Agreement and the Other Documents and until the consummation of the transactions contemplated hereby and thereby.

                  3.20 BANK ACCOUNTS. Schedule 3.20 of the Disclosure Schedule sets forth a complete and correct list of (a) the names and locations of all financial institutions at which the Seller maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, (b) the number or other identification of all such accounts and arrangements and (c) the names of all persons authorized to draw thereon or have access thereto.

                  3.21 CUSTOMERS AND SUPPLIERS. Schedule 3.21(a) sets forth a complete and correct list of (a) the names of those customers generating the greatest revenues for the Seller (listing such number of customers as would, in the aggregate, generate at least 40% of the Seller's total revenues) and the amount of revenues generated by each such customer in the Seller's fiscal year ended September 30, 1996 and (b) the names of suppliers to whom the Seller paid more than $25,000 in the Seller's fiscal year ended September 30, 1996 and the approximate total purchases by the Seller from each such supplier during such year. Except as and to the extent set forth on Schedule 3.21(b) of the Disclosure Schedule, there have been no adverse changes in the relationships between the Seller and its customers and suppliers since September 30, 1996. The Seller has not been provided with any notice that any supplier, manufacturer or customer intends to cease doing business with the Seller. To the knowledge of the Seller and the Partners, there are no facts or circumstances (including, without limitation, the transactions contemplated by this Agreement and the Other Documents) that could reasonably be expected to have an adverse affect on the Seller's relationships with its customers, suppliers and manufacturers.

                  3.22 AFFILIATE TRANSACTIONS. Schedule 3.22 of the Disclosure Schedule sets forth a correct and complete list of all arrangements or transactions (other than salary, bonus and benefits generally available to the employees of the Seller) between the Seller and any of the Partners or any affiliate or associate of any of the Partners, or any business or entity in which any of the Partners or any affiliate or associate of any of the Partners, has any direct or indirect interest (the "Partners' Affiliates"), that involves an obligation or commitment on the part of or for the benefit of the Seller or such Partners' Affiliate of more than $5,000 in any calendar year (the "Affiliate Transactions").

                  3.23 DISCLOSURE. Neither the Seller nor any of the Partners has failed to disclose to the Buyer any facts material to the Seller's business, results of operations, assets, liabilities, financial condition and prospects. No representation or warranty by the Seller or any of the Partners in this Agreement and no statement by the Seller or any of the Partners in any Other Document (including the Disclosure Schedules), contains any untrue statement of a material fact or omits to state any material fact necessary, in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                  3.24 PRIOR ACQUISITIONS. No claims, amounts owed, Liabilities, Encumbrances, legal proceedings or any other obligations of any kind are due or were incurred or outstanding in connection with any acquisitions made by the Seller, except as already recorded on the Financial Statements heretofore delivered to the Buyer.

                  3.25 FEES TO BROKERS OR OTHER PARTIES. Except as provided herein, neither the Seller nor any Partner has or will have any obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee to any party, in connection with this Agreement or the Other Documents, or the transactions contemplated hereby or thereby.

                  3.26 THE SELLER PHONES. As of Closing there will be at least 1,150 Seller Phones.

                  3.27 AVERAGE NET INCOME. As of Closing, the Average Income shall be at least $90 per Seller Phone, or such lesser amount as shall be used to adjust the Consideration pursuant to
Section 1.4(d) hereof.

                  3.28 LOCATION CONTRACTS. Except as set forth in Section 3.28 of the Disclosure Schedule, no material location contract with respect to any Seller Phone has a remaining term of less than 12 months.

                  3.29 AVERAGE TERM. The Average Term as of Closing will be 34 months, or such lesser number as shall be used to adjust the Consideration pursuant to Section 1.4(c) hereof.

                  3.30 CAPITALIZATION. The authorized capital stock of ICS consists of 3,000 Common Shares, $.01 par value, 1,000 of which are issued and outstanding on the date hereof and owned by the Seller. ICS has no other class of capital stock authorized or outstanding. None of ICS' shares of capital stock have been reserved for any purpose, except for the issuance of 250 shares on January 15, 1997. At the closing all Shares will be duly authorized and validly issued, fully paid, nonassessable and not issued in violation of any preemptive rights. There are no (i) options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire shares of capital stock of ICS of any class, (ii) outstanding securities that are convertible into or exchangeable or exercisable for shares of any class of capital stock of ICS, (iii) options, warrants or other rights to purchase any such convertible or exchangeable securities, or (iv) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance or voting of any capital stock of ICS, any options, warrants or rights, pursuant to which, in any of the foregoing cases, ICS is or would be subject or bound. The Buyer will not be subject to any liability by reason of becoming a stockholder of ICS.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer represents and warrants to the Seller and the Partners as follows:

                  4.1 ORGANIZATION AND STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business and operations as it is now being conducted.

                  4.2 AUTHORIZATION; BINDING OBLIGATION. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the Other Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Other Documents by the Buyer and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or the Other Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Other Documents will be validly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Seller and the Partners, constitute (or will constitute) legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or other laws affecting creditors' rights generally or by the availability of equitable remedies generally.

                  4.3 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement and the Other Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will (a) conflict with any provision of the Articles of Incorporation or Code of Regulations of the Buyer, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, or any other action by, any Governmental Authority by the Buyer, (c) violate any law of any Governmental Authority applicable to the Buyer, or by which any of its business, properties, or assets may be bound or affected or (d) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration or any obligation to pay or result in the imposition of any Encumbrance upon any of the property) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, Encumbrance, Contract, Permit, Order, or other instrument or obligation to which the Buyer is a party or by which any of its business, properties, or assets may be bound or affected, except where such violation, breach, conflict or default will be cured at or prior to the Closing or would not have a material adverse effect on the ability of the Buyer to satisfy its obligations in this Agreement.

                  4.4 KNOWLEDGE OF BUYER. To the knowledge of the Chairman, Chief Executive Officer, Chief Administrative Officer and General Counsel of the Buyer, as of the date hereof none of the Seller's or the Partners' representations and warranties set forth in Article II or Article III is untrue in any material respect.

                                    ARTICLE V

                              ADDITIONAL COVENANTS

                  5.1 TRANSFER AND OTHER TAXES; PREPARATION AND FILING OF TAX RETURNS; PAYMENT OF TAXES. Notwithstanding any other provision of this Agreement to the contrary, each party shall assume and promptly pay all sales (including, without limitation, bulk sales), use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon such party incurred in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"), and the Seller shall, at its own expense, accurately file all necessary Tax Returns and other documentation with respect to, any Transfer Tax.

                  5.2 FURTHER ASSURANCES; COOPERATION. (a) The parties shall, from time to time before and after the Closing, upon the request of any other party and without further consideration, execute, acknowledge and deliver in proper form any further instruments, and take such further actions as such other party may reasonably require, to carry out effectively the intent of this Agreement and the Other Documents.

                  (b) The Partners shall cooperate with the Seller and the Buyer in connection with any claim, action, suit, proceeding, inquiry or investigation with any other Person which relates to the execution and delivery of this Agreement or the Other Documents, or the consummation of the transactions contemplated hereunder and thereunder.

                  5.3 NOTIFICATION OF CERTAIN MATTERS. Each of the parties hereto shall promptly notify the other parties, in the manner provided in
Section 8.9 hereof, of (a) the filing or other initiation of any claim, action, suit, proceeding, inquiry or investigation which relates to the execution and delivery of this Agreement or the Other Documents, or the consummation of the transactions contemplated hereunder or thereunder, (b) any circumstance or development which could adversely impair or affect its ability to perform its obligations under this Agreement and the Other Documents, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and the Other Documents or (d) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Other Documents.

                  5.4 Confidentiality and Exclusivity.
                      -------------------------------
                      (a) Each of the parties hereto agrees that it will not at any time, without the prior written consent of the other parties , disclose or use any information obtained during the negotiation or due diligence process nor any other confidential information (relating to either the Buyer or the Seller) otherwise obtained except (i) as may be necessary in connection with their Tax filing and reporting obligations and (ii) to the extent required by Law; provided that, (A) to the extent possible, each party shall furnish the other with five Business Days advance notice of such disclosure or use and (B) the restrictions of this Section 5.4(a) shall not apply after the Closing to the Buyer's use of information concerning the Business. The provisions of this
Section 5.4 will survive the expiration or termination of this Agreement for any reason.

                           (b) The Seller and each Partner agree not to engage
in any negotiations with any party (other than the Buyer) to sell or otherwise transfer or agree to sell or transfer any of the Assets.

                  5.5 PUBLICITY. Except as required by Law, none of the parties shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other parties, which approval shall not be unreasonably withheld. The Buyer shall not issue a press release to any of the local media in Texas without the prior approval of the Seller.

                  5.6      Expenses.
                           --------

                           (a) Except as otherwise specifically provided for
herein, each party hereto shall be solely responsible for all expenses incurred by it or on its behalf in connection with the preparation and execution of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of its counsel, accountants, brokers, finders, financial advisors and other representatives, except that the Seller may pay any such expenses of the Partners prior to the Closing.

                           (b) The Seller, the Partners and the Buyer agree that
in the event any dispute between them, either occurring under, relating to or in connection with any of the provisions of this Agreement or the Other Documents, is submitted to a Governmental Authority or other appropriate entity, then all costs and expenses of the parties (including reasonable legal fees) shall be paid by the party against whom a determination by such Governmental Authority or entity is made or, in the absence of a determination wholly against one party, as such Governmental Authority or entity shall direct.

                  5.7 DUE DILIGENCE. Until the Closing Date, the Seller will allow the Buyer and its representatives and agents access a reasonable number of times during normal business hours upon reasonable notice to examine all books and records of the Seller.

                  5.8 INTERIM CONDUCT OF BUSINESS. Except as otherwise contemplated by this Agreement, during the period from the date hereof to the Closing, the Seller shall, and the Partners shall cause the Seller to, (i) operate the business of the Seller only in the ordinary course of business consistent with past practice, (ii) maintain, keep and preserve the assets of the Seller, and (iii) use its best efforts to (A) preserve intact the present organization of the Seller, (B) keep available the services of the present employees of the Seller and (C) preserve the Seller's relationships with customers, suppliers, licensors, licensees, contractors and others having significant business dealings with the Seller. Without limiting the generality of the foregoing, from the date of this Agreement, the Seller shall not, and the Partners shall not permit the Seller to, without the prior written consent of the Buyer (which consent may not be unreasonably withheld:

                  (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any partnership interests of the Seller or any equivalents thereof;

                  (b) incur or assume any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities, (ii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

                  (c) permit any assets of the Seller to suffer any lien thereupon;

                  (d) change any of the accounting principles or practices used by the Seller (except as required by GAAP);

                  (e) enter into, adopt, amend or terminate any employee benefit plan, increase in any manner the compensation or fringe benefits of any officer or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                  (f) enter into or offer to enter into any employment or consulting agreement with any person;

                  (g)(i) enter into, amend or terminate any Material Contract or
(ii) take any action or fail to take any action that, with or without notice or lapse of time, would constitute a default under any Material Contract;

                  (h) sell, lease, transfer or otherwise dispose of any of its assets;

                  (i) install, or agree to install, any telephones, except with the written Consent of the Buyer;

                  (j) make any election with respect to the Taxes or Tax Returns of the Seller without the Buyer's written consent;

                  (k) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty of the Seller or the Partners contained in this Agreement materially untrue or incorrect as of the date when made or as of any future date or which could prevent the satisfaction of any condition to Closing set forth in Article VI hereof.

                  5.9 FORWARDING OF PAYMENTS RECEIVED. The Seller shall immediately remit to the Buyer any monies received in respect of the Business after the Closing.

                  5.10 PERMITS. The Seller and the partners at the Seller's sole cost and expense will use commercially reasonable efforts to cause all Permits or consents to transfer which are required to be obtained for the Buyer to legally own and operate the Assets, a complete listing of which is set forth on Exhibit F hereto, to be issued or fully assigned to the Buyer within 90 days after the Closing Date.

                  5.11 EMPLOYEES. The Seller shall permit the Buyer access to all employees of the Seller at reasonable times. Upon or after the Closing, the Buyer may employ any employee of the Seller, upon such terms as the Buyer and such employee may agree. The Buyer shall have no obligation to employ any employee of the Seller, and shall have no obligation in respect of their employment with the Seller, including any obligation in respect of the termination of such employment. For a period of at least 120 days after the Closing Date, the Seller shall not employ any of the technicians who are employed in connection with the Business other than Robin Shaw and Brad Burgess who will remain employed with the Seller and whose services will be made available to the Buyer for a period of up to 120 days following Closing.

                  5.12 CONSENTS; WAIVERS; ASSIGNMENTS. The Seller or the Partners will, prior to the Closing, have obtained and delivered all consents, waivers, assignments and assumptions which would be required in order to not breach any Contracts to which the Seller is a party, a complete listing of which is set forth on Exhibit G hereto.

                  5.13 NON-COMPETITION. For a period commencing on the Closing Date and continuing for three years thereafter, none of the Seller or the Partners shall, without the prior written consent of the Buyer, directly or indirectly, own, operate, manage, be employed by, be an agent of, act as a consultant for, financially support, lease property to or form or have a proprietary interest in, any enterprise or business which sells, leases, maintains, owns or operates pay telephones, other than telephones installed in any correctional facility. The parties hereto acknowledge that the business of the

Buyer and its affiliates will be conducted throughout the United States and agree that such geographic scope is reasonable.

                  5.14 NON-SOLICITATION. The Seller and the Partners agree that, for a period commencing on the Closing Date hereof and continuing for five years after the Closing Date, none of the Seller or the Partners shall, directly or indirectly, (a) purchase or otherwise acquire, or attempt to purchase or otherwise acquire, any of the assets of the Buyer (or any subsidiary thereof);
(b) solicit, entice or persuade, or attempt to solicit, entice or persuade, any employee of the Buyer or its affiliates, or any client then under contract with the Buyer or any of its affiliates to terminate his employment by or contractual relationship with the Buyer or its affiliates or to become employed by or to enter into contractual relations with a competitor of the Buyer or its affiliates; or (c) persuade or attempt to persuade customers, potential customers, suppliers or potential suppliers of the Buyer and its affiliates to divert their business to any other entity or individual.

                                   ARTICLE VI

                                   CONDITIONS

                  6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction or waiver by the Buyer (subject to applicable law) on or before the Closing Date, of each of the following conditions:

                           (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each
of the representations and warranties of the Seller and the Partners contained in this Agreement, the Disclosure Schedule, or in any Other Document to be executed and delivered by the Seller or the Partners on or before the Closing Date pursuant hereto (i) shall have been true and correct in all material respects when made, and (ii), except for those representations and warranties which, by their terms, speak only as of the date hereof, shall be true and correct in all material respects as of the Closing Date as though made on and as of such date.

                           (b) PERFORMANCE OF AGREEMENTS. The Seller and the
Partners shall have performed and complied with all of the covenants and agreements contained in this Agreement to be performed or complied with by them at or before the Closing.

                           (c) ADVERSE PROCEEDINGS. No claim, action, suit,
investigation or governmental proceeding shall be pending and no Law of any Governmental Authority shall be enacted, rendered or in force, which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement and the Other Documents to be executed and delivered pursuant hereto.

                           (d) CONSENTS AND APPROVALS. All necessary consents,
approvals or waivers from third parties and Governmental Authorities shall have been received by the Seller and the Buyer.

                  6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER AND THE PARTNERS. The obligations of the Seller and the Partners to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by the Seller (subject to applicable Law) on or before the Closing Date of each of the following conditions:

                           (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each
of the representations and warranties of the Buyer contained in this Agreement or in any Other Document to be executed and delivered by the Buyer on or before the Closing Date pursuant hereto (i) shall have been true and correct in all material respects when made, and (ii), except for those representations and warranties which, by their terms, speak only as of the date hereof, shall be true and correct in all material respects as of the Closing Date as though made on and as of such date.

                           (b) PERFORMANCE OF AGREEMENTS. The Buyer shall have
performed and complied with all of the covenants and agreements contained in this Agreement to be performed or complied with by the Buyer at or before the Closing.

                           (c) ADVERSE PROCEEDINGS. No claim, action, suit,
investigation or governmental proceeding shall be pending, and no Law of any Governmental Authority shall be enacted, rendered or in force, which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement and the Other Documents to be executed and delivered pursuant hereto.


                                   ARTICLE VII

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

                  7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Seller, the Partners and the Buyer contained herein or made pursuant hereto shall survive the Closing and any investigation at any time made by or on behalf of any party hereto until March 31, 1998 except that the representations and warranties contained in Sections
3.13 (Litigation and Arbitration) and 3.16 (Taxes) shall both survive until 45 days following the expiration of the applicable statute of limitations (including extensions thereof). Provided that a claim with respect to a breach of representation or warranty is made within the applicable period in accordance with the provisions of

Section 7.6 hereof, such claim and any related claims may continue to be asserted beyond such period.

                  7.2 STATEMENTS AS REPRESENTATIONS. All statements contained herein or in any Schedule contained in the Disclosure Schedule or in any Exhibit hereto shall be deemed representations and warranties within the meaning of Sections 7.1, 7.3(a), 7.3(b) and 7.4(a) hereof.

                  7.3 INDEMNIFICATION BY THE SELLER AND THE PARTNERS.

                           (a) Subject to the provisions of this Article VII,
each Partner shall severally indemnify, defend and hold harmless the Buyer, any parent, subsidiary or affiliate of the Buyer, and any director, officer, employee, agent or advisor of any of them, or any of their respective successors or assigns (a "Buyer Indemnified Party"), from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of or resulting from the breach of or any inaccuracy in any of the representations and warranties of such Partner contained in or made pursuant to Article II hereof, or any facts or circumstances constituting such breach or inaccuracy.

                           (b) Subject to the provisions of this Article VII,
the Seller and each Partner shall, jointly and severally, indemnify, defend and hold harmless each Buyer Indemnified Party from and against any and all Losses asserted against, resulting to, imposed upon or incurred by such Buyer Indemnified Party, directly or indirectly, by reason of or resulting from:

                           (i) the breach of or any inaccuracy in any of the representations and warranties of the Seller or the Partners contained in or made pursuant to any Section of this Agreement (other than a Section in Article II hereof), or any facts or circumstances constituting such breach or inaccuracy;

                           (ii) the breach or nonperformance of any covenant or agreement of the Seller or the Partners contained in or made pursuant to this Agreement or any facts or circumstances constituting such breach or nonperformance;

                           (iii) any Liabilities of the Seller or ICS other than the Assumed Liabilities including, without limitation, any and all liabilities and obligations, direct and indirect, fixed or contingent, for (A) Taxes payable with respect to the sale of the Assets by the Seller to the Buyer, (B) Taxes attributable to or incurred in connection with the Assets prior to or on the Closing Date, (C) Taxes of the Seller or the Partners for any Taxable Period, or (iv) any claims or legal actions against the Seller relating to matters prior to the Closing; and

                           (iv)  any litigation or legal claims
         against the Seller or for which the Seller is or may be liable.

                  7.4 INDEMNIFICATION BY THE BUYER. Subject to the provisions of this Article VII, the Buyer shall indemnify, defend and hold harmless the Partners, the Seller, any parent, subsidiary or affiliate of the Seller, and any director, officer, employee, agent or advisor of any of them or any of their respective heirs, successors or assigns (a "Seller Indemnified Party"), from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from:

                           (a) the breach of or any inaccuracy in any of the representations and warranties of the Buyer contained in or made pursuant to this Agreement or any facts or circumstances constituting such breach or inaccuracy;

                           (b) the breach or non-performance of any agreement of the Buyer contained in or made pursuant to this Agreement or any facts or circumstances constituting such breach or nonperformance; and

                           (c) any claims or legal actions relating to the Business for periods after the Closing.

                  7.5      Indemnification Procedures.
                           --------------------------

                           (a) NOTICE. If any legal proceeding shall be
threatened or instituted or any claim or demand shall be asserted by any Buyer Indemnified Party or Seller Indemnified Party in respect of which indemnification may be sought under the provisions of this Agreement, the party seeking indemnification (the "Claiming Party") shall promptly cause written notice of the assertion of any such claim, demand or proceeding of which it has knowledge to be forwarded to the party from whom it is claiming indemnification (the "Indemnitor"). Such notice shall contain a reference to the provisions hereof or of such other agreement, instrument or certificate delivered pursuant hereto, in respect of which such claim is being made, and shall specify, in reasonable detail, the amount of such Loss if determinable at such time. The Claiming Party's failure to give the Indemnitor prompt notice shall not preclude the Claiming Party from seeking indemnification from the Indemnitor unless the Claiming Party' failure has materially prejudiced the Indemnitor's ability to defend the claim, demand or proceeding or unless the notice was given after the expiration of the applicable period specified in Section 7.1.

                           (b) THIRD PARTY CLAIMS. If the Claiming Party seeks
indemnification from the Indemnitor as a result of a claim or demand being made by a third party (a "Third Party Claim", the Indemnitor shall have the right to promptly assume the control of the defense of such Third Party Claim, including, at its own expense, employment by it of counsel reasonably satisfactory to the Claiming Party. The Claiming Party may, in its sole discretion and at its own expense, employ counsel to represent it in the defense of the Third Party Claim, and in such event counsel for the Indemnitor shall cooperate with counsel for the Claiming Party in such defense, provided that the Indemnitor shall direct and control the defense of such Third Party Claim or proceeding. After the Indemnitor has assumed such defense, the Claiming Party shall not consent to the entry of any judgment nor enter into any settlement without the consent of the Indemnitor, which consent shall not be unreasonably withheld. Except with the written consent of the Claiming Party, the Indemnitor shall not consent to the entry of any judgment or enter into any settlement of such Third Party Claim which (i) does not include as an unconditional term thereof the release of the Claiming Party from all liability in respect of such Third Party Claim and (ii) results in the imposition on the Claiming Party of any remedy other than money damages; provided, however, that the Claiming Party shall not unreasonably withhold or delay its consent to the entry of any judgment or any settlement of a Third Party Claim. If the Indemnitor elects not to exercise its rights to assume the defense of the Third Party Claim, or if injunctive relief is sought which would have an adverse effect on the Claiming Party, the Claiming Party may, but shall have no obligation to, defend against such Third Party Claim or legal proceeding in such manner as it may deem appropriate, and the Claiming Party may compromise or settle such Third Party Claim and proceeding with the Indemnitor's consent, which shall not be unreasonably withheld or delayed.

                           (c) PAYMENT. After any final judgment or award shall
have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom shall have expired, or a settlement shall have been consummated, or the Claiming Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Claiming Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter (in accordance with Section 8.9 hereof) and the Indemnitor shall pay all of the sums so owing to the Claiming Party by wire transfer, certified or bank cashier' check within 10 days after the date of such notice.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1 PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES.

                           (a)  This Agreement shall be binding upon,
inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations of the Buyer, the Seller and the Partners hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties.

                           (b) This Agreement is not intended, nor shall it be
construed, to confer upon any Person except the parties hereto and their heirs, successors and permitted assigns any rights or remedies under or by reason of this Agreement.

                  8.2 EXHIBITS AND DISCLOSURE SCHEDULE. All Exhibits annexed hereto and the Disclosure Schedule referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

                  8.3 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto and the documents, schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements, arrangements and understandings of the parties with respect to such transactions.

                  8.4 WAIVER OF COMPLIANCE. No amendment, modification, alteration, supplement or waiver of compliance with any obligation, covenant, agreement, provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing executed by all of the parties or in the case of a waiver, the party against whom enforcement of any waiver, is sought. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, provision or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  8.5 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

                  8.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  8.7 HEADINGS. The table of contents, article and section headings contained in this Agreement are for convenience only and shall not control or affect in any way the meaning or interpretation of the provisions of this Agreement.

                  8.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH JURISDICTION.

                  8.9 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (with confirmation of receipt), delivered by nationally-recognized overnight express service or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

                           (a)      If to the Buyer to:

                                    PhoneTel Technologies, Inc.
                                    1127 Euclid Avenue
                                    Cleveland, Ohio 44115
                                    Telephone: (216) 241-2555
                                    Telecopy:  (216) 241-2574
                                    Attention:  Chairman

                                    Copy to:

                                    Skadden, Arps, Slate,
                                       Meagher & Flom LLP
                                    919 Third Avenue
                                    New York, New York 10022
                                    Telephone:  (212) 735-3000
                                    Telecopy:   (212) 735-2000
                                    Attention:  Stephen M Banker, Esq.

                           (b)      If to a Partner:

                                    Partner's address, as set forth on Exhibit G hereto.

                                    Copy to:

                                    Winstead Sechrest & Minick P.C.
                                    910 Travis, Suite 700
                                    Houston, Texas 77002-5895
                                    Telephone:  (713) 650-2773
                                    Telecopy:   (713) 951-3800
                                    Attention:  Ross D. Margraves, Jr., Esq.

                           (c)      If to the Seller:

                                    Texas Coinphone
                                    2706 Finfeather
                                    Bryan, TX  77801
                                    Telephone:  (409) 775-2336
                                    Telecopy:   (409) 775-4393
                                    Attention:  Dennis H. Goehring

                                    Copy to:

                                    Winstead Sechrest & Minick P.C.
                                    910 Travis, Suite 700
                                    Houston, Texas 77002-5895
                                    Telephone:  (713) 650-2773
                                    Telecopy:   (713) 951-3800
                                    Attention:  Ross D. Margraves, Jr., Esq.



or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

                  8.10 TERMINATION OR ABANDONMENT. This Agreement shall terminate on January 15, 1997 (or February 15, 1997 if the Closing shall have been extended pursuant to Section 1.7), upon notice by either the Seller or the Buyer to the other if the Closing has not been consummated by such date. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

                           (a) by the mutual written consent of the Seller and
the Buyer;

                           (b) by the Seller or the Buyer, if any court of
competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

                           (c) by the Seller if any of the conditions provided
for in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by Seller; or

                           (d) by the Buyer if any of the conditions provided
for in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Buyer.

                  8.11 EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to Section 8.10 above, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach and except as provided, however, that the provisions of Sections 5.4 and 5.6 shall survive termination of this Agreement.

                                   ARTICLE IX

                                   DEFINITIONS

                  9.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "ACCOUNTING BOOKS AND RECORDS" shall have the meaning set forth in Section 3.2 hereof.

                  "ACCOUNTS RECEIVABLE" shall mean all of the accounts receivable of the Seller.

                  "ADJUSTMENT SCHEDULE" shall have the meaning set forth in
Section 1.5 hereof.

                  "AFFILIATE TRANSACTIONS" shall have the meaning set forth in
Section 3.22 hereof.

                  "ASSETS" shall have the meaning set forth in the preamble.

                  "ASSUMED LIABILITIES" shall have the meaning set forth in
Section 1.1(c) hereof.

                  "AVERAGE INCOME" shall mean the gross revenues minus telephone bills and commissions (assuming dial-around compensation is based on the state of the law existing prior to September 20, 1996) for the Seller Phones; provided that (a) for Seller Phones installed on or prior to September 30, 1996, the Average Income shall be measured from January 1, 1996 (or, if later, the date of installation) through December 31, 1996 and (b) for Seller Phones installed after September 30, 1996, the Average Income shall be measured from the date of installation through April 30, 1997.

                  "AVERAGE TERM" shall mean the average remaining term of the written contracts for the placement of the Seller Phones; provided that, in making such calculation (a) a Seller Phone without a written contract shall be treated as if there is a contract with no remaining term; (b) any renewal at the option of the Seller shall be considered part of the term; (c) any contract which automatically renews unless the other party gives notice of its intention to terminate the contract or permit it to expire, shall be deemed to terminate as if such notice is given at the earliest permissible date; and (d) such calculation shall be weighted to take into account the number of telephones under each such contract.

                  "BUYER" shall mean PhoneTel Technologies, Inc., an Ohio corporation.

                  "BUYER INDEMNIFIED PARTY" shall have the meaning set forth in
Section 7.3 hereof.

                  "CLAIMING PARTY" shall have the meaning set forth in Section 7.5(a) hereof.

                  "CLOSING" shall have the meaning set forth in Section 1.7 hereof.

                  "CLOSING DATE" shall have the meaning set forth in Section 1.7 hereof.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  "CONSIDERATION" shall have the meaning set forth in Section 1.2 hereof.

                  "CONTRACTS" shall mean and include all leases, contracts, agreements, licenses, license agreements, purchase orders, invoices, sales orders, instruments evidencing indebtedness for borrowed money, mortgages or other documents securing any indebtedness for borrowed money, commitments and understandings, written or oral, and all amendments or modifications thereto, to which the Seller is a party or by which the Seller is bound.

                  "DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered in connection herewith.

                  "ENCUMBRANCE" shall mean any lien, encumbrance, proxy, voting trust arrangement, pledge, security interest, collateral security agreement, financing statement (and similar notices) filed with any

Governmental Authority, claim (including any claim as defined in the Code), charge, equities, mortgage, pledge, objection, title defect, option, restrictive covenant or restriction on transfer of any nature whatsoever, and the interest of the lessor in any property subject to a capital lease.

                  "ENVIRONMENTAL LAWS" shall have the meaning set forth in
Section 3.18 hereof.

                  "EQUIPMENT" shall mean all telephones, all Inventory and all other items of plant and equipment (including, without limitation, vehicles, furniture, computers, office equipment and office supplies) which are owned, leased or otherwise used by the Seller in the operations of its businesses.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "ERISA AFFILIATE" shall mean any trade or business, whether or not incorporated, which (within the meaning of Section 4001 of ERISA) would, in conjunction with the Seller, be deemed a "single employer".

                  "ESCROW AGENT" shall have the meaning set forth in Section 1.6(a) hereof.

                  "ESCROW AMOUNT" shall have the meaning set forth in Section 1.6(a) hereof as may be modified by Section 1.6(b) hereof.

                  "FCC" shall mean the Federal Communications Commission.

                  "FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 3.5 hereof.

                  "GAAP" shall mean generally accepted accounting principles as in effect on the date hereof.

                  "GOVERNMENTAL AUTHORITY" shall mean any government or political subdivision thereof, whether federal, state, local or foreign, or any agency, department, commission, board, bureau, court, tribunal, body, administrative or regulatory authority or instrumentality of any such government or political subdivision.

                  "ICS" shall mean International Communication Solutions, Inc., a Texas corporation.

                  "INDEMNITOR" shall have the meaning set forth in Section 7.5 hereof.

                  "INTELLECTUAL PROPERTY" shall mean (a) all computer software applications (whether licensed or otherwise and whether customized or otherwise), U.S. and foreign patents and patent applications, registered and unregistered copyrights and copyright applications (including copyrights in proprietary computer software and databases), trademarks, service marks, trade dress, logos, trade names and similar business identifiers, including, in each case, all registrations and applications therefore, (b) all trade secrets, know-how, formulae, processes, inventions (whether patentable or unpatentable) and other technical information and (c) the goodwill of the business symbolized by any of the foregoing.

                  "INVENTORY" shall mean and include all inventory owned or held by the Seller and used in the conduct of its business and operations, including raw materials, components, repair parts, works-in-progress, finished goods and other similar items, whether new or used.

                  "LAW" shall mean any law (including common law), rule, regulation, restriction (including zoning), code, statute, ordinance, order, writ, injunction, judgment, decree or other requirement of a Governmental Authority.

                  "LIABILITIES" shall mean any obligations or liabilities of the Seller of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due of the Seller or its affiliates, provided that normal, recurring monthly expenses incurred during the month of the Closing Date shall be allocated between the Buyer and the Seller according to the number of days occurring before and after the Closing Date.

                  "LOSSES" shall mean and include all demands, claims, actions, causes of action, assessments, damages, losses, liabilities, judgments, settlements, fines, penalties, sanctions, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses as incurred, and all other reasonable costs of investigating and defending third party claims as incurred).

                  "MATERIAL CONTRACT" shall mean any Contract that (i) is with any of the Seller's Affiliates, (ii) involves an obligation or commitment of more than $25,000 or (iii) which otherwise is material to the Seller's financial condition, results of operations, assets, liabilities, business or, to the knowledge of the Seller or any of the Partners, the prospects of the Seller.

                  "1996 AUDIT" shall have the meaning set forth in Section 3.5 hereof.

                  "ORDER" shall mean any order, judgment, injunction, award, decree, writ, rule or similar action of any Governmental Authority.

                  "OTHER DOCUMENTS" shall have the meaning set forth in Section
1.7 hereof.

                  "PARTNER" and "PARTNERS" shall have the meaning set forth in the Preamble.

                  "PARTNER'S AFFILIATES" shall have the meaning set forth in
Section 3.22 hereof.

                  "PERMITS" shall mean any franchise, license, certificate, approval, identification number, registration, permit, authorization, order or approval of, and any required registration with, any Governmental Authority (including those required by local business ordinances and regulations of public utility commissions).

                  "PERSON" shall mean any individual, partnership, firm, trust, association, corporation, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity.

                  "PRO RATA" shall mean in accordance with the percentage of the Partners' ownership interests in the Seller, as set forth on Exhibit D hereto.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "SELLER" shall have the meaning set forth in the preamble.

                  "SELLER INDEMNIFIED PARTY" shall have the meaning set forth in
Section 7.4 hereof.

                  "SELLER PHONES" shall mean the microprocessor-based pay telephones owned by the Seller which are active and generating income for the Seller, but not including (a) any telephones installed after the date hereof not approved for purchase by the Buyer, (b) any telephones at locations which, at the Closing Date, are not open for business or (c) telephones installed in correctional facilities.

                  "SHARES" shall have the meaning set forth in the preamble.

                  "TAX RETURN" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

                  "TAXES" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing Governmental Authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                  "THIRD PARTY CLAIM" shall have the meaning set forth in
Section 7.6(b) hereof.

                  "TRANSFER TAXES" shall have the meaning set forth in Section 5.1(a) hereof.


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



                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.

                             PHONETEL TECHNOLOGIES, INC.


                             By:
                                ----------------------------------------
                                Name:        Peter G. Graf
                                Title:       Chairman and
                                             Chief Executive Officer


                             TEXAS COINPHONE


                             By:
                                ----------------------------------------
                                Name:   Dennis H. Goehring
                                Title:  General Partner



                             ------------------------------------------
                                        Pete W. Catalena



                             ------------------------------------------
                                        Dennis H. Goehring




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


                                   SCHEDULE I

                             ASSETS OF THE BUSINESS


        INSTALLED PAY TELEPHONES
        LOCATION CONTRACTS FOR INSTALLED PAY  TELEPHONES
          AND PAY TELEPHONES NOT YET INSTALLED
        PAY TELEPHONES NOT YET INSTALLED
        SPARE PARTS

        CASH IN INSTALLED PAY TELEPHONES AS OF THE
          CLOSING DATE

10      HOUSINGS

        HANDSETS
        KEYPADS

28      INTELLICALL 3000 BOARDS
8       INTELLICALL I STAR BOARDS
2       INTELLICALL ASTRATEL BOARDS
11      PROTEL BOARDS
7       ELCOTEL BOARDS

2       CHAIRS
1       SECRETARIAL DESK
1       DESK

3       COMPUTERS

        SOFTWARE PROGRAMS/INTELLICAL/PROTEL/ELCOTEL

1       SAFE

1       COIN COUNTER

2       SETS REPAIR TOOLS-LINEMAN'S TEST SET/DIGIT GRABBER

1       DODGE TRUCK

1       TOYOTA TRUCK

1       LADDER

20      PEDESTALS & ENCLOSURES

        [MORE?]

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